Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces

$10 Million Stock Repurchase Program

COLMAR, PENNSYLVANIA Colmar, Pennsylvania (December 12, 2013) – Dorman Products, Inc. (NASDAQ:DORM) (the “Company”) today announced that its Board of Directors has authorized the purchase of up to $10 million of the Company’s outstanding common stock. Under this new program, share repurchases may be made from time to time depending on market conditions, share price and availability and other factors at the Company’s discretion. This stock repurchase authorization expires at the end of 2014.

The Company’s repurchase of shares will take place in open market transactions in accordance with applicable securities and other laws, including the Securities Exchange Act of 1934. The Company intends to finance the purchase using its available cash and cash equivalents. The Board may modify, suspend, extend or terminate the repurchase program at any time.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the repurchase program. These statements are neither promises or guarantees and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, including, without limitation, risks relating to the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program; and other risks described in the Company’s filings with the SEC.